UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2016

The Williams Companies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-4174	73-0569878
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
(Addresses of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 573-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 28, 2015, The Williams Companies, Inc. (“Williams” or the “Company”), Energy Transfer Equity, L.P. (“Energy Transfer”), Energy Transfer Corp LP (“ETC”), Energy Transfer Corp GP, LLC (f/k/a ETE Corp GP, LLC) (“ETC GP”), LE GP, LLC (“LE”) and Energy Transfer Equity GP, LLC (“ETE GP” and, together with Energy Transfer, ETC, ETC GP and LE, the “ETE Parties”), entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto (the “Merger Agreement”), providing that Williams will be merged with and into ETC (the “Merger”), with ETC surviving the Merger. Energy Transfer formed ETC as a limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes.

On June 29, 2016, Williams received notice from Energy Transfer that it is attempting to terminate the Merger Agreement pursuant to Section 7.01(b)(i) of the Merger Agreement (the “Termination Notice”) as the Merger had not been consummated on or before the date that is nine months after the date of the Merger Agreement due to an alleged failure to satisfy the closing condition requiring delivery of a Section 721(a) tax opinion from Latham & Watkins LLP (the “Opinion”).

Williams does not believe Energy Transfer had a right to terminate the Merger Agreement because Energy Transfer breached the Merger Agreement by (among other reasons) failing to cooperate and use necessary efforts to satisfy the conditions to closing, including delivery of the Opinion. Williams will continue to take appropriate actions to enforce its rights and deliver benefits to Williams’ stockholders.

Item 8.01	Other information.

A copy of the press release announcing that Williams received the Termination Notice is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of the Company dated June 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2016	THE WILLIAMS COMPANIES, INC.

by
/s/ Sarah C. Miller
		Name:	Sarah C. Miller
		Title:	Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release of the Company dated June 29, 2016.